EXHIBIT 10.1

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FIRST AMENDMENT TO

LICENSE AGREEMENT

THIS FIRST AMENDMENT TO LICENSE AGREEMENT (the “Amendment”) is made and entered into as of August 31, 2011 (“Amendment Effective Date”) and amends the License Agreement effective as of January 6, 2011 (the “Agreement”) by and between Ligand Pharmaceuticals Incorporated, a corporation organized under the laws of Delaware (“Ligand”), and Chiva Pharmaceuticals, Inc., a corporation organized under the laws of the Cayman Islands (“Chiva”).

WHEREAS, Ligand and Chiva have previously entered into the Agreement; and

WHEREAS, Ligand and Chiva desire to amend certain terms of the Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:

1.	Capitalized Terms. The capitalized terms used herein and not otherwise defined shall have the same definitions as provided in the Agreement.

2.	Amendments.

(a)	Equity. Section 4.2 of the Agreement is hereby deleted in its entirety and replaced by the following:

“[Section Intentionally Omitted]”

(b)	Milestone Payments. Section 4.3(a) of the Agreement is hereby amended in its entirety as follows:

“(a) In partial consideration of the rights and licenses granted by Ligand hereunder, Chiva shall pay a one-time, non-refundable and non-creditable milestone fee of one hundred fifty thousand US Dollars for Pradefovir (US$150,000) and three hundred fifty thousand US Dollars ($350,000) for MB07133 to Ligand by September 1, 2011.”

(c)	Royalty Rates. Section 4.4(a) of the Agreement is hereby amended in its entirety as follows:

“(a) Royalty Rates. In further consideration of the rights and licenses granted by Ligand hereunder, Chiva shall pay to Ligand six percent (6%) of aggregate Net Sales of Licensed Products, except for Pradefovir which shall be paid at the percentage of nine percent (9%) of aggregate Net Sales. If a generic version of a Licensed Product enters the market, then the royalty rate will be reduced by [***] for that Licensed Product [***].”

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)	Representations and Covenants of Chiva. A new section 8.5 is added to the Agreement as follows:

“8.5 Representations and Covenants of Chiva.

(a) Anti-Corruption Provisions. Chiva has not, directly or indirectly, offered, promised, paid, authorized or given, and will not in the future, offer, promise, pay, authorize or give, money or anything of value, directly or indirectly, to any Government Official (as defined below) or Other Covered Party (as defined below) for the purpose, pertaining to this Agreement, of: (i) influencing any act or decision of the Government Official or Other Covered Party; (ii) inducing the Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing the Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in any way related to this Agreement.

For purposes of this Agreement: (i) “Government Official” means any official, officer, employee or representative of: (A) any federal, state, provincial, county or municipal government or any department or agency thereof; (B) any public international organization or any department or agency thereof; or (C) any company or other entity owned or controlled by any government; and (ii) “Other Covered Party” means any political party or party official, or any candidate for political office.

(b)	Anti-Corruption Compliance.

(i) In performing under this Agreement, Chiva and its Affiliates agree to comply with all applicable anti-corruption laws, including, without limitation: Foreign Corrupt Practices Act of 1977, as amended (“FCPA”); the anti-corruption laws of China; and all laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

(ii) Chiva is not aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly or indirectly, from this Agreement.

(iii) No political contributions or charitable donations shall be given, offered, promised or paid at the request of any Government Official or Other Covered Party that is in any way related to this Agreement or any related activity, without Ligand’s prior written approval.

(iv) In the event that Chiva violates the FCPA, the anti-corruption laws of China or any applicable anti-corruption law or breaches any provision in this Section, Ligand shall have the right to unilaterally terminate this Agreement.”

3.	No other Amendment. Except as provided herein, the Agreement shall continue in full force and effect.

4.	Governing Law. This rights and obligations of the Parties under this Amendment shall be governed, and shall be interpreted, construed, and enforced, in all respects by the Law of the State of California, without giving effect to any conflict of Law rule that would result in the application of the Law of any jurisdiction other than the internal Law of the State of California to the rights and duties of the Parties.

5.	Counterparts. This Amendment may be executed in counterparts (including by facsimile or electronic signature), each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this First Amendment to License Agreement through their duly authorized representatives to be effective as of the Amendment Effective Date.

LIGAND PHARMACEUTICALS INCORPORATED		CHIVA PHARMACEUTICALS, INC.

By:	/s/ Charles Berkman	By:	/s/ Zhigian (David) Xi

Title:	Vice President, General Counsel & Secretary	Title:	Chief Executive Officer

Date:	9-1-11	Date	8-31-2011